Exhibit 23.1

The Penn Traffic Company 401(k) Savings Plan

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrator of

The Penn Traffic Company 401(k) Savings Plan

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-88275) of The Penn Traffic Company of our report dated July 9, 2004 with respect to the financial statements and schedules of The Penn Traffic Company 401(k) Savings Plan for the year ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 11-K of The Penn Traffic Company 401(k) Savings Plan.

/s/ Mengel Metzger Barr & Co., LLP
Rochester, New York
December 21, 2004